Filed Pursuant to Rule 433
Registration Statement No. 333-259205

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78016NPU5
Trade Date:	July 26, 2023 (expected)
Issue Date:	July 31, 2023 (expected)
Valuation Date:	January 27, 2025 (expected)
Maturity Date:	January 30, 2025 (expected)
Reference Asset:	Energy Select Sector SPDR® Fund (XLE)
Observation Dates and Coupon Payment Dates:	Monthly, beginning in August 2023
Call Observation Dates:	Quarterly, beginning in January 2024
Contingent Coupon Rate:
At least 9.00% per annum (to be determined on the Trade Date). The Contingent Coupon will be paid on each Coupon Payment Date if the closing price of the Reference Asset is greater than or equal to the Coupon Barrier on the applicable Observation Date.

Call Feature:
If, starting on January 26, 2024 and on any quarterly Call Observation Date thereafter, the closing price of the Reference Asset is greater than or equal to 100% of the Initial Price, then the Notes will be automatically called.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Coupon Barrier and Trigger Price:	70% of the Initial Price
Payment at Maturity:
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Price:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Price is less than the Trigger Price.
If the Final Price is less than the Trigger Price, you will lose 1% of the principal amount for each 1% decrease in the price of the Reference Asset.

Initial Price:	The closing price of the Reference Asset on the Trade Date.
Final Price:	The closing price of the Reference Asset on the Valuation Date.
Product Characteristics
•	If the Reference Asset closes at or above its Coupon Barrier as of a given Observation Date, the Notes will pay the Contingent Coupon on the applicable Coupon Payment Date.
•
If, starting on January 26, 2024 and on any quarterly Call Observation Date thereafter, the closing price of the Reference Asset is greater than or equal to 100% of the Initial Price, the Notes will be automatically called at the principal amount plus the Contingent Coupon on the applicable Call Settlement Date.

•	If the Notes are not automatically called and the Final Price is greater than or equal to the Trigger Price, the Notes will pay the principal amount plus the Contingent Coupon.
•	If the Final Price is less than the Trigger Price, you could lose your entire investment.
Hypothetical Scenario Analysis
DETERMINING PAYMENT FOR AN OBSERVATION DATE
The Notes will not be automatically called and you will not receive the relevant Contingent Coupon for the applicable Observation Date.

DETERMINING PAYMENT AT MATURITY

You will lose 1% of the principal amount of your notes for each 1% decrease in the price of the Reference Asset.
Investors could lose some or all of their investment at maturity if there has been a decline in the price of the Reference Asset.

Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not automatically called and the Final Price is less than the Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing price of the Reference Asset from the Trade Date to the Valuation Date.

•
The Notes do not guarantee the payment of any Contingent Coupons over their term. You will not receive the Contingent Coupon in respect of any Observation Date where the closing price of the Reference Asset is less than its Coupon Barrier.

•	The return potential of the Notes is limited to the Contingent Coupons, and you will not participate in any appreciation in the price of the Reference Asset, which may be significant.
•
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You may lose all or a portion of the principal amount at maturity.
•	The Notes are subject to an automatic call.
•	You may not receive any Contingent Coupons.
•	The call feature and the Contingent Coupon feature limit your potential return.
•	Your return on the Notes may be lower than the return on a conventional debt security of comparable maturity.
•	Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the Notes.
•	Owning the Notes is not the same as owning the securities represented by the Reference Asset.
•	There may not be an active trading market for the Notes — Sales in the secondary market may result in significant losses.
•	The initial estimated value of the Notes will be less than the price to the public.
•	The initial estimated value of the Notes that we will provide in the final pricing supplement will be an estimate only, calculated as of the time the terms of the Notes are set.
•	The securities held by the Reference Asset are concentrated in one sector, and a small number of securities may adversely affect the performance of the Reference Asset.
•	The Reference Asset and its underlying index are different.
•	An investment linked to the Reference Asset is subject to management risk.
•
We and our affiliates do not have any affiliation with the investment advisor of the Reference Asset or the sponsor of its underlying index and are not responsible for their public disclosure of information.

•	The policies of the Reference Asset’s investment advisor could affect the amount payable on the Notes and their market value.
•	Changes that affect the underlying index of the Reference Asset will affect the market value of the Notes and the payments on the Notes.
•	The payments on the Notes are subject to anti-dilution adjustments.
•	You will not have any rights to the shares of the Reference Asset or the securities held by the Reference Asset.
•	The payments on the Notes are subject to postponement due to market disruption events and adjustments.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Asset.
•	Our business activities may create conflicts of interest.
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes. This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.